FOR FURTHER INFORMATION CONTACT:
                                       ELAINE D. CROWLEY
                                       SR.   VICE  PRESIDENT,  CHIEF  FINANCIAL
                                       OFFICER
                                       (817) 347-8200

                    THE BOMBAY COMPANY, INC.  ANNOUNCES SALE
                             OF BAILEY STREET ASSETS

   FOR IMMEDIATE RELEASE - JUNE 1, 2005

           FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) announced today that it has completed the sale of a substantial portion of the assets of Bailey Street Trading Company, a wholly-owned subsidiary involved in the wholesale distribution of a proprietary line of accent furniture, to Bailey Street Holding Company, a newly formed corporation comprised primarily of management. Under the terms of the agreement dated May 27, 2005, Bombay received $4.7 million in cash in return for $1.1 million in accounts receivable and $2.3 million of inventories as well as intellectual property, equipment, and facilities associated with the business. Bailey Street Holding Company will also assume certain normal operating liabilities associated with the operations. The purchase price is subject to minor adjustments and the agreement requires Bombay to provide certain transition services for up to one year. Bombay expects to liquidate the remaining inventories not included in the sale through its retail and Internet channels. This transaction will result in a one-time, non-cash charge of approximately $1.2 to $1.4 million relating to the costs of exiting the distribution center utilized by Bailey Street.

      James D. Carreker, Chairman and Chief Executive Officer, noted, "We are pleased to have been able to complete this sale and the structure allows us to maximize the cash realized by exiting this business. Since the beginning of the fiscal year and through the ongoing liquidation of the remaining inventory, we expect to generate approximately $10 million. Exiting the business will allow Bombay to focus on its retail operations and will help provide the liquidity needed to continue the Company's strategy to migrate from mall to off-mall locations and improve the overall strength of the balance sheet."

      Gregory J. Waylock, Chief Executive Officer of Bailey Street Holding Company, commented, "We are proud of what Bailey Street has accomplished under Bombay's guidance and are very happy to have the transaction completed. We are investing in new product development, maintaining our relationships with our overseas sources, and will continue to focus on providing outstanding value and service to our customers."

      The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall d{e'}cor and furniture through 496 retail outlets, specialty catalogs and the internet in the U.S. and internationally.

      Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Those risks are described in the Company's public announcements, reports to stockholders and SEC filings, including but not limited to Reports on Forms 10-K, 8-K and 10-Q, copies of which are available from the SEC or may be obtained upon request from the Company. The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.


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